Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Phone (713) 780-9494

Fax (713) 780-9254

Contact:

Robert C. Turnham, President	Traded: OTC Markets (GDPM)
Robert T. Barker, Interim-CFO

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM VOLUNTARILY FILES FOR CHAPTER 11 TO

IMPLEMENT FINANCIAL RESTRUCTURING, WITH RESTRUCTURING SUPPORT

AGREEMENT EXECUTED BY A MAJORITY OF SECOND LIEN NOTEHOLDERS

HOUSTON, April 15, 2016 /PRNewswire/ — Goodrich Petroleum Corporation (OTC Markets: GDPM) (the “Company”) today announced that it and its subsidiary has filed for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, in order to implement the terms of that certain Restructuring Support Agreement (the “RSA”) previously announced. The RSA and the bankruptcy proceeding will allow for the restructuring of the Company’s balance sheet, which will strengthen the Company’s financial position by reducing long-term debt and enhancing financial flexibility.

Through the Chapter 11 restructuring, the Company will eliminate approximately $400 million in debt from its balance sheet, substantially deleverage its capital structure and strategically position the Company for long-term performance in an anticipated improving commodity price environment. The RSA eliminates all of the Company’s prepetition funded indebtedness other than its first lien reserve based loan facility, which currently has approximately $40 million outstanding, resulting in a significantly deleveraged balance sheet upon the Company’s emergence from the Chapter 11 bankruptcy process. The RSA also provides for the Company’s executive management team to remain with the Company, which will allow for the Company’s operations to continue as normal throughout the court-supervised financial restructuring process, including the payment of royalty and operating expenses.

In consultation with its financial advisors and legal counsel, the execution of the RSA and today’s filing reflect the Company’s next step in its efforts to respond proactively in a depressed commodity environment. Prior to the Chapter 11 filing, the Company attempted to restructure its balance sheet through voluntary exchange offers, with the latest effort unsuccessful due to the inability to get the necessary approvals from its common stockholders, preferred stockholders and unsecured noteholders.

The Company expects to maintain sufficient liquidity to continue its operations and support the business in the ordinary course during the financial restructuring process.

The Company has filed various motions with the Bankruptcy Court in support of its financial restructuring and intends to continue to pay employee wages and provide benefits without interruption in the ordinary course of business. The Company also expects to pay suppliers and vendors in full under normal terms for goods and services provided on or after the Chapter 11 filing date, and anticipates making royalty payments and payments to working interest owners when due. The Company expects to receive Bankruptcy Court approval for the requests in its motions.

Additional information is available on the Company’s website at www.goodrichpetroleum.com/restructuring. In addition, court filings and other documents related to the reorganization proceedings are available on a separate website administered by the Company’s claims agent, BMC, at www.bmcgroup.com/goodrich.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans or expectations of the Company are based upon current expectations and are subject to a number of risks, uncertainties and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to the bankruptcy filing by the Company and its subsidiaries, including, but not limited to: (i) the Company’s ability to obtain Bankruptcy Court approval with respect to motions or other requests made to the Bankruptcy Court in the Chapter 11 case, including maintaining strategic control as debtor-in-possession, (ii) the ability of the Company and its subsidiary to negotiate, develop, confirm and consummate a plan of reorganization, (iii) the effects of the Company’s bankruptcy filing on the Company and on the interests of various constituents, (iv) Bankruptcy Court rulings in the Chapter 11 case in general, (v) the length of time that the Company will operate under Chapter 11 protection and the continued availability of operating capital during the pendency of the proceedings, (vi) risks associated with third party motions in the Chapter 11 case, which may interfere with the Company’s ability to confirm and consummate a plan of reorganization, (vii) the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity or results of operations, (viii) increased advisory costs to execute the Company’s reorganization, (ix) the impact on the Company’s ability to access the public capital markets, and (x) and other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part 1, Item 1A, “Risk Factors” of the Company’s most recent Annual Report on Form 10-K for more information. The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, +1-713-780-9494